EXHIBIT 99.1
Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Johnny Was Reports Third Quarter Results
ATLANTA, December 11, 2024 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its third quarter of fiscal 2024 ended November 2, 2024.
Consolidated net sales in the third quarter of fiscal 2024 were $308 million compared to $327 million in the third quarter of fiscal 2023. Loss per share on a GAAP basis was $0.25 compared to net earnings per share of $0.68 in the third quarter of fiscal 2023. On an adjusted basis, loss per share was $0.11 compared to net earnings per share of $1.01 in the third quarter of fiscal 2023.
Tom Chubb, Chairman and CEO, commented, “Following a difficult third quarter, we are pleased with the beginning of the holiday season now that some recent headwinds have started to abate. The cumulative effects of several years of high inflation combined with distractions from the U.S. elections and other world events, led to less frequent and more tentative consumer spending behavior during the third quarter which is traditionally our smallest volume quarter of the year. Additionally, our most significant and important market, the Southeastern United States, was impacted by two major hurricanes in quick succession that resulted in estimated lost sales of $4 million and an estimated impact of $0.14 per share. When combined with a highly competitive and promotional environment, these headwinds led to financial performance that was weaker than expected.”
Mr. Chubb concluded, “Encouragingly, consumers have responded favorably to our recent product introductions and marketing campaigns, driving a nice improvement in comp store trends once the holiday season got underway. However, due to the weaker than expected consumer environment before the election and the fourth quarter impact of the hurricanes, which we project will include an additional $3 million of lost revenue and $0.11 per share, we have lowered our fiscal 2024 sales and EPS guidance. We are confident that our business model will drive profitable growth and long-term shareholder value well into the future. We could not do this without our exceptional team of people, to whom we extend our sincere gratitude.”
Third Quarter of Fiscal 2024 versus Fiscal 2023

Net Sales by Operating Group	Third Quarter
($ in millions)	2024	2023	% Change
Tommy Bahama	$161.3	$170.1	(5.2%)
Lilly Pulitzer	69.8	76.3	(8.5%)
Johnny Was	46.1	49.1	(6.1%)
Emerging Brands	30.9	31.2	(1.0%)
Other	(0.1)	(0.1)	NM
Total Company	$308.0	$326.6	(5.7%)

•Consolidated net sales of $308 million decreased compared to sales of $327 million in the third quarter of fiscal 2023.
◦Full-price direct-to-consumer (DTC) sales decreased 8% to $200 million versus the third quarter of fiscal 2023.
▪Full-price retail sales of $99 million were 6% lower than prior-year period.
▪E-commerce sales of $101 million were 11% lower than prior-year period.
◦Outlet sales of $17 million were 3% higher than prior-year period.
◦Food and beverage sales were $24 million, a 4% increase versus prior-year period.
◦Wholesale sales of $67 million were 2% lower than the third quarter of fiscal 2023.
•Gross margin was 63.1% on a GAAP basis, compared to 62.9% in the third quarter of fiscal 2023. The increase in gross margin was primarily due to a $4 million lower LIFO accounting charge and lower discounts at Lilly Pulitzer. This was partially offset due to full-price retail and e-commerce sales representing a lower proportion of net sales at Tommy Bahama, Lilly Pulitzer and Johnny Was with more sales occurring during promotional and clearance events. Adjusted gross margin, which excludes the effect of LIFO accounting, decreased to 63.0% compared to 64.0% on an adjusted basis in the prior-year period.
•SG&A was $205 million compared to $195 million last year. On an adjusted basis, SG&A was $201 million compared to $191 million in the prior-year period. The increase in SG&A was primarily driven by:
◦Expenses related to 33 new store openings since the third quarter of fiscal 2023, including four Tommy Bahama Marlin Bars.
◦Pre-opening expenses related to approximately five additional stores planned to open in the fourth quarter of fiscal 2024, including two additional Tommy Bahama Marlin Bars that are expected to open in the next few months.
◦The addition of Jack Rogers.
•Royalties and other operating income of $4 million were comparable to the third quarter of fiscal 2023.
•Operating loss was $6 million, or (2.0%) of net sales, compared to operating income of $14 million, or 4.4% of net sales, in the third quarter of fiscal 2023. On an adjusted basis, operating income decreased to an operating loss of $3 million, or (1.1%) of net sales, compared to operating income of $21 million, or 6.6% of net sales, in the third quarter of fiscal 2023. The decreased operating income includes the impact of decreased net sales and increased SG&A as the Company continues to invest in the business.
•Interest expense decreased from $1 million in the prior year period. The decreased interest expense was primarily due to a lower average outstanding debt balance during the third quarter of fiscal 2024 than the third quarter of fiscal 2023.

•Due to lower earnings during the third quarter as compared to our other fiscal quarters, certain discrete or other items have a more pronounced impact on the effective tax rate. Our effective income tax rate of 42.5% for the third quarter of fiscal 2024 included the impact of discrete, favorable US federal return-to-provision adjustments primarily related to an increase in the research and development tax credit and certain adjustments to the US taxation on foreign earnings. For the third quarter of fiscal 2023, our effective income tax rate of 18.6% included the favorable utilization of the research and development tax credit and adjustments to the US taxation on foreign earnings which reduced the effective tax rate.
Balance Sheet and Liquidity
Inventory decreased $3 million, or 2%, on a LIFO basis and increased $2 million, or 1%, on a FIFO basis compared to the end of the third quarter of fiscal 2023. Inventory balances were comparable in all operating groups.
During the first nine months of fiscal 2024, cash flow from operations was $104 million compared to $169 million in the first nine months of fiscal 2023. The cash flow from operations in the first nine months of fiscal 2024, along with borrowings of $29 million, provided sufficient cash to fund $92 million of capital expenditures and $33 million of dividends.
During the third quarter of fiscal 2024, long-term debt decreased to $58 million compared to $66 million of borrowings outstanding at the end of the third quarter of fiscal 2023 as cash flow from operations exceeded increased capital expenditures primarily associated with the project to build a new distribution center in Lyons, Georgia, payments of dividends and working capital requirements. The Company had $7 million of cash and cash equivalents versus $8 million of cash and cash equivalents at the end of the third quarter of fiscal 2023.
Dividend
The Board of Directors declared a quarterly cash dividend of $0.67 per share. The dividend is payable on January 31, 2025 to shareholders of record as of the close of business on January 17, 2025. The Company has paid dividends every quarter since it became publicly owned in 1960.
Outlook
For fiscal 2024 ending on February 1, 2025, the Company revised its sales and EPS guidance. The Company now expects net sales in a range of $1.50 billion to $1.52 billion as compared to net sales of $1.57 billion in fiscal 2023. In fiscal 2024, GAAP EPS is expected to be between $5.78 and $5.98 compared to fiscal 2023 GAAP EPS of $3.82. Adjusted EPS is expected to be between $6.50 and $6.70, compared to fiscal 2023 adjusted EPS of $10.15.
For the fourth quarter of fiscal 2024, the Company expects net sales to be between $375 million and $395 million compared to net sales of $404 million in the fourth quarter of fiscal 2023. GAAP EPS is expected to be between $1.02 and $1.22 in the fourth quarter compared to a GAAP loss per share of $3.85 in the fourth quarter of fiscal 2023 that included noncash impairment charges totaling $114 million, or $5.31 per share. Adjusted EPS is expected to be between $1.18 and $1.38 compared to adjusted EPS of $1.90 in the fourth quarter of fiscal 2023.

The Company anticipates interest expense of $3 million in fiscal 2024, with interest expense expected to be $1 million in the fourth quarter of fiscal 2024. The Company’s effective tax rate is expected to be approximately 23% for the full year of fiscal 2024.
Capital expenditures in fiscal 2024, including the $92 million in the first nine months of fiscal 2024, are expected to be approximately $150 million compared to $74 million in fiscal 2023. The planned year-over-year increase in capital expenditures includes approximately $75 million now budgeted in fiscal 2024 for the distribution center project in Lyons, Georgia. Additionally, we have been investing in new brick and mortar locations, relocations and remodels of existing locations resulting in a year-over-year net increase of full price stores of approximately 30 by the end of fiscal 2024, which includes approximately five planned to open in the fourth quarter of the year. We will also continue with our investments in our various technology systems initiatives, including e-commerce and omnichannel capabilities, data management and analytics, customer data and insights, cybersecurity, automation, including artificial intelligence, and infrastructure.
Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through December 25, 2024 by dialing (412) 317-6671 access code 13750235.
About Oxford
Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Johnny Was®, Southern Tide®, The Beaufort Bonnet Company®, Duck Head® and Jack Rogers® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.
Basis of Presentation
All per share information is presented on a diluted basis.
Non-GAAP Financial Information
The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods. These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.
Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others. Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.

Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, demand for our products, which may be impacted by macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by inflationary pressures, elevated interest rates, concerns about the stability of the banking industry or general economic uncertainty, and the effectiveness of measures to mitigate the impact of these factors; possible changes in governmental monetary and fiscal policies, including, but not limited to, Federal Reserve policies in connection with continued inflationary pressures and the impact of the recent elections in the United States; competitive conditions and/or evolving consumer shopping patterns, particularly in a highly promotional retail environment; acquisition activities (such as the acquisition of Johnny Was), including our ability to integrate key functions, recognize anticipated synergies and minimize related disruptions or distractions to our business as a result of these activities; supply chain disruptions; changes in trade policies and regulations, including the potential for increases or changes in duties, current and potentially new tariffs or quotas; costs and availability of labor and freight deliveries, including our ability to appropriately staff our retail stores and food & beverage locations; costs of products as well as the raw materials used in those products, as well as our ability to pass along price increases to consumers; energy costs; our ability to respond to rapidly changing consumer expectations; unseasonal or extreme weather conditions or natural disasters, such as the September and October 2024 hurricanes impacting the Southeastern United States; lack of or insufficient insurance coverage; the ability of business partners, including suppliers, vendors, wholesale customers, licensees, logistics providers and landlords, to meet their obligations to us and/or continue our business relationship to the same degree as they have historically; retention of and disciplined execution by key management and other critical personnel; cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data and maintain continuity of our information technology systems; the effectiveness of our advertising initiatives in defining, launching and communicating brand-relevant customer experiences; the level of our indebtedness, including the risks associated with heightened interest rates on the debt and the potential impact on our ability to operate and expand our business; the timing of shipments requested by our wholesale customers; fluctuations and volatility in global financial and/or real estate markets; our ability to identify and secure suitable locations for new retail store and food & beverage openings; the timing and cost of retail store and food & beverage location openings and remodels, technology implementations and other capital expenditures; the timing, cost and successful implementation of changes to our distribution network; the effectiveness of recent, focused efforts to reassess and realign our operating costs in light of revenue trends, including potential disruptions to our operations as a result of these efforts; pandemics or other public health crises; expected outcomes of pending or potential litigation and regulatory actions; the increased consumer, employee and regulatory focus on sustainability issues and practices, including failures by our suppliers to adhere to our vendor code of conduct; the regulation or prohibition of goods sourced, or containing raw materials or components, from certain regions and our ability to evidence compliance; access to capital and/or credit markets; factors that could affect our consolidated effective tax rate; the risk of impairment to goodwill and other intangible assets such as the recent impairment charges incurred in our Johnny Was segment; and geopolitical risks, including ongoing challenges between the United States and China and those related to the ongoing war in Ukraine, the Israel-Hamas war and the conflict in the Red Sea region. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance.
Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Fiscal 2023 Form 10-K, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Brian Smith
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	November 2,	October 28,
	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$7,027	$7,879
Receivables, net	75,991	60,101
Inventories, net	154,263	157,524
Income tax receivable	19,377	19,454
Prepaid expenses and other current assets	50,445	46,421
Total Current Assets	$307,103	$291,379
Property and equipment, net	244,987	188,686
Intangible assets, net	253,237	273,444
Goodwill	27,416	124,230
Operating lease assets	327,896	246,399
Other assets, net	46,725	34,864
Deferred income taxes	15,769	3,154
Total Assets	$1,223,133	$1,162,156

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$77,597	$68,565
Accrued compensation	17,502	20,219
Current portion of operating lease liabilities	66,270	65,224
Accrued expenses and other liabilities	55,218	58,504
Total Current Liabilities	$216,587	$212,512
Long-term debt	57,816	66,219
Non-current portion of operating lease liabilities	310,391	226,238
Other non-current liabilities	26,171	20,675
Deferred income taxes	—	9,399
Shareholders’ Equity
Common stock, $1.00 par value per share	15,701	15,625
Additional paid-in capital	186,590	174,730
Retained earnings	412,741	439,755
Accumulated other comprehensive loss	(2,864)	(2,997)
Total Shareholders’ Equity	$612,168	$627,113
Total Liabilities and Shareholders’ Equity	$1,223,133	$1,162,156

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Third Quarter		First Nine Months
	Fiscal 2024	Fiscal 2023	Fiscal 2024	Fiscal 2023
Net sales	$308,025	$326,630	$1,126,095	$1,167,046
Cost of goods sold	113,511	121,211	408,209	417,769
Gross profit	$194,514	$205,419	$717,886	$749,277
SG&A	204,721	194,822	634,675	603,202
Royalties and other operating income	3,967	3,863	15,510	16,360
Operating income (loss)	$(6,240)	$14,460	$98,721	$162,435
Interest expense, net	610	1,217	1,573	4,856
Earnings (loss) before income taxes	$(6,850)	$13,243	$97,148	$157,579
Income tax expense (benefit)	(2,913)	2,461	22,070	36,806
Net earnings (loss)	$(3,937)	$10,782	$75,078	$120,773

Net earnings (loss) per share:
Basic	$(0.25)	$0.69	$4.80	$7.75
Diluted	$(0.25)	$0.68	$4.74	$7.57
Weighted average shares outstanding:
Basic	15,697	15,587	15,652	15,589
Diluted	15,697	15,787	15,825	15,947
Dividends declared per share	$0.67	$0.65	$2.01	$1.95

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Nine Months
	Fiscal 2024	Fiscal 2023
Cash Flows From Operating Activities:
Net earnings	$75,078	$120,773
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation	41,431	35,476
Amortization of intangible assets	8,865	11,003
Equity compensation expense	12,849	11,034
Gain on sale of property and equipment	—	(1,756)
Amortization and write-off of deferred financing costs	289	465
Deferred income taxes	8,377	6,448
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	(10,557)	(11,651)
Inventories, net	5,146	61,598
Income tax receivable	172	(14)
Prepaid expenses and other current assets	(7,420)	(8,337)
Current liabilities	(22,655)	(54,468)
Other balance sheet changes	(8,050)	(1,173)
Cash provided by operating activities	$103,525	$169,398
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(315)	(3,320)
Purchases of property and equipment	(92,249)	(54,496)
Proceeds from the sale of property, plant and equipment	—	2,125
Other investing activities	(1,304)	(33)
Cash used in investing activities	$(93,868)	$(55,724)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(264,567)	(369,159)
Proceeds from revolving credit arrangements	293,079	316,368
Deferred financing costs paid	—	(1,661)
Repurchase of common stock	—	(20,045)
Proceeds from issuance of common stock	1,445	1,509
Repurchase of equity awards for employee tax withholding liabilities	(6,199)	(9,941)
Cash dividends paid	(32,532)	(31,487)
Other financing activities	(1,513)	—
Cash used in financing activities	$(10,287)	$(114,416)
Net change in cash and cash equivalents	(630)	(742)
Effect of foreign currency translation on cash and cash equivalents	53	(205)
Cash and cash equivalents at the beginning of year	7,604	8,826
Cash and cash equivalents at the end of period	$7,027	$7,879

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	Third Quarter			First Nine Months
AS REPORTED	Fiscal 2024	Fiscal 2023	% Change	Fiscal 2024	Fiscal 2023	% Change
Tommy Bahama
Net sales	$161.3	$170.1	(5.2)%	$632.0	$655.0	(3.5)%
Gross profit	$102.8	$111.2	(7.5)%	$401.8	$424.7	(5.4)%
Gross margin	63.8%	65.4%		63.6%	64.8%
Operating income	$0.4	$12.1	(96.3)%	$84.0	$118.7	(29.2)%
Operating margin	0.3%	7.1%		13.3%	18.1%
Lilly Pulitzer
Net sales	$69.8	$76.3	(8.5)%	$249.9	$265.1	(5.7)%
Gross profit	$43.7	$47.1	(7.2)%	$165.1	$178.5	(7.5)%
Gross margin	62.6%	61.7%		66.1%	67.3%
Operating income	$4.0	$6.8	(40.9)%	$36.5	$49.9	(26.8)%
Operating margin	5.7%	8.9%		14.6%	18.8%
Johnny Was
Net sales	$46.1	$49.1	(6.1)%	$147.6	$150.6	(2.0)%
Gross profit	$30.1	$33.8	(10.8)%	$96.8	$103.3	(6.3)%
Gross margin	65.3%	68.8%		65.6%	68.6%
Operating income (loss)	$(4.1)	$0.9	(536.3)%	$(5.4)	$7.3	(174.3)%
Operating margin	(8.8) %	1.9%		(3.7) %	4.8%
Emerging Brands
Net sales	$30.9	$31.2	(1.0)%	$96.8	$96.7	0.1%
Gross profit	$17.6	$16.8	4.9%	$56.9	$48.2	17.9%
Gross margin	57.1%	53.9%		58.8%	49.9%
Operating income	$1.2	$3.7	(68.0)%	$7.8	$10.7	(26.8)%
Operating margin	3.8%	11.9%		8.1%	11.0%
Corporate and Other
Net sales	$(0.1)	$(0.1)	NM	$(0.2)	$(0.4)	NM
Gross profit	$0.3	$(3.4)	NM	$(2.7)	$(5.5)	NM
Operating loss	$(7.8)	$(9.1)	NM	$(24.2)	$(24.0)	NM
Consolidated
Net sales	$308.0	$326.6	(5.7)%	$1,126.1	$1,167.0	(3.5)%
Gross profit	$194.5	$205.4	(5.3)%	$717.9	$749.3	(4.2)%
Gross margin	63.1%	62.9%		63.8%	64.2%
SG&A	$204.7	$194.8	5.1%	$634.7	$603.2	5.2%
SG&A as % of net sales	66.5%	59.6%		56.4%	51.7%
Operating income (loss)	$(6.2)	$14.5	(143.2)%	$98.7	$162.4	(39.2)%
Operating margin	(2.0) %	4.4%		8.8%	13.9%
Earnings (loss) before income taxes	$(6.9)	$13.2	(151.7)%	$97.1	$157.6	(38.3)%
Net earnings (loss)	$(3.9)	$10.8	(136.5)%	$75.1	$120.8	(37.8)%
Net earnings (loss) per diluted share	$(0.25)	$0.68	(136.7)%	$4.74	$7.57	(37.4)%
Weighted average shares outstanding - diluted	15.7	15.8	(0.6)%	15.8	15.9	(0.8)%

	Third Quarter			First Nine Months
ADJUSTMENTS	Fiscal 2024	Fiscal 2023	% Change	Fiscal 2024	Fiscal 2023	% Change
LIFO adjustments(1)	$(0.4)	$3.5		$2.4	$6.3
Amortization of Johnny Was intangible assets(2)	$2.7	$3.5		$8.2	$10.4
Gain on sale of Merida manufacturing facility(3)	$0.0	$0.0		$0.0	$(1.8)
Johnny Was distribution center relocation costs(4)	$0.7	$0.0		$1.6	$0.0
Impact of income taxes(5)	$(0.8)	$(1.8)		$(3.1)	$(3.9)
Adjustment to net earnings(6)	$2.2	$5.2		$9.1	$11.0
AS ADJUSTED
Tommy Bahama
Net sales	$161.3	$170.1	(5.2)%	$632.0	$655.0	(3.5)%
Gross profit	$102.8	$111.2	(7.5)%	$401.8	$424.7	(5.4)%
Gross margin	63.8%	65.4%		63.6%	64.8%
Operating income	$0.4	$12.1	(96.3)%	$84.0	$118.7	(29.2)%
Operating margin	0.3%	7.1%		13.3%	18.1%
Lilly Pulitzer
Net sales	$69.8	$76.3	(8.5)%	$249.9	$265.1	(5.7)%
Gross profit	$43.7	$47.1	(7.2)%	$165.1	$178.5	(7.5)%
Gross margin	62.6%	61.7%		66.1%	67.3%
Operating income	$4.0	$6.8	(40.9)%	$36.5	$49.9	(26.8)%
Operating margin	5.7%	8.9%		14.6%	18.8%
Johnny Was
Net sales	$46.1	$49.1	(6.1)%	$147.6	$150.6	(2.0)%
Gross profit	$30.1	$33.8	(10.8)%	$96.8	$103.3	(6.3)%
Gross margin	65.3%	68.8%		65.6%	68.6%
Operating income (loss)	$(0.7)	$4.4	(115.1)%	$4.4	$17.7	(75.3)%
Operating margin	(1.4)%	9.0%		3.0%	11.7%
Emerging Brands
Net sales	$30.9	$31.2	(1.0)%	$96.8	$96.7	0.1%
Gross profit	$17.6	$16.8	4.9%	$56.9	$48.2	17.9%
Gross margin	57.1%	53.9%		58.8%	49.9%
Operating income	$1.2	$3.7	(68.0)%	$7.8	$10.7	(26.8)%
Operating margin	3.8%	11.9%		8.1%	11.0%
Corporate and Other
Net sales	$(0.1)	$(0.1)	NM	$(0.2)	$(0.4)	NM
Gross profit	$(0.2)	$0.1	NM	$(0.3)	$0.8	NM
Operating loss	$(8.2)	$(5.5)	NM	$(21.7)	$(19.5)	NM
Consolidated
Net sales	$308.0	$326.6	(5.7)%	$1,126.1	$1,167.0	(3.5)%
Gross profit	$194.1	$208.9	(7.1)%	$720.3	$755.6	(4.7)%
Gross margin	63.0%	64.0%		64.0%	64.7%
SG&A	$201.3	$191.4	5.2%	$624.9	$592.8	5.4%
SG&A as % of net sales	65.4%	58.6%		55.5%	50.8%
Operating income (loss)	$(3.2)	$21.5	(115.1)%	$110.9	$177.4	(37.5)%
Operating margin	(1.1)%	6.6%		9.9%	15.2%
Earnings (loss) before income taxes	$(3.9)	$20.2	(119.1)%	$109.4	$172.5	(36.6)%
Net earnings (loss)	$(1.7)	$16.0	(110.7)%	$84.2	$131.8	(36.1)%
Net earnings (loss) per diluted share	$(0.11)	$1.01	(110.8)%	$5.32	$8.27	(35.7)%

	Third Quarter	Third Quarter	Third Quarter	First Nine Months	First Nine Months
	Fiscal 2024	Fiscal 2024	Fiscal 2023	Fiscal 2024	Fiscal 2023
	Actual	Guidance(7)	Actual	Actual	Actual
Net earnings (loss) per diluted share:
GAAP basis	$(0.25)	$(0.16) - 0.04	$0.68	$4.74	$7.57
LIFO adjustments(1)(8)	(0.02)	0.00	0.17	0.12	0.29
Amortization of Johnny Was intangible assets(2)(8)	0.13	0.13	0.16	0.38	0.48
Gain on sale of Merida manufacturing facility(3)(8)	0.00	0.00	0.00	0.00	(0.08)
Johnny Was distribution center relocation costs(4)(8)	0.03	0.03	0.00	0.08	0.00
As adjusted(5)	$(0.11)	$0.00 - 0.20	$1.01	$5.32	$8.27

	Fourth Quarter	Fourth Quarter
	Fiscal 2024	Fiscal 2023
	Guidance(10)	Actual
Net earnings per diluted share:
GAAP basis	$1.02 - 1.22	$(3.85)
Johnny Was impairment charges(11)	0.00	5.31
Impairment of investment in unconsolidated entity(12)	0.00	0.12
LIFO adjustments(9)	0.00	0.16
Amortization of Johnny Was intangible assets(2)	0.13	0.17
Johnny Was distribution center relocation costs(4)	0.03	0.00
As adjusted(5)	$1.18 - 1.38	$1.90

	Fiscal 2024	Fiscal 2023
	Guidance(10)	Actual
Net earnings per diluted share:
GAAP basis	$5.78 - 5.98	$3.82
Johnny Was impairment charges(11)	0.00	5.21
LIFO adjustments(1)(8)	0.11	0.45
Amortization of Johnny Was intangible assets(2)(8)	0.50	0.65
Gain on sale of Merida manufacturing facility(3)(8)	0.00	(0.08)
Johnny Was distribution center relocation costs(4)(8)	0.11	0.00
Impairment of investment in unconsolidated entity(12)	0.00	0.12
As adjusted(5)	$6.50 - 6.70	$10.15

(1)LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.
(2)Amortization of Johnny Was intangible assets represents the amortization related to intangible assets acquired as part of the Johnny Was acquisition. These charges are included in SG&A in Johnny Was.
(3)Gain on sale of Merida manufacturing facility represents the gain on sale of Oxford's last owned manufacturing facility, which was located in Merida, Mexico and previously operated by the Lanier Apparel operating group. The gain is included in royalties and other operating income in Corporate and Other in Fiscal 2023.
(4)Johnny Was distribution center relocation costs relate to the transition of Johnny Was distribution center operations from Los Angeles, California to Lyons, Georgia including systems integrations, employee bonuses and severance agreements, moving costs and occupancy expenses related to the vacated distribution centers. These charges are included in SG&A in Johnny Was.
(5)Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings.
(6)Amounts in columns may not add due to rounding.
(7)Guidance as issued on September 11, 2024.
(8)Adjustments shown net of income taxes.
(9)No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(10) Guidance as issued on December 11, 2024.
(11) Johnny Was impairment charges represent the impact of the impairment of the Johnny Was goodwill and intangible asset balances, net of income taxes, on net earnings per share in Fiscal 2023.
(12) Impairment of investment in unconsolidated entity represents the impact, net of income taxes, on net earnings per share relating to the impairment of the ownership interest in an unconsolidated entity in Fiscal 2023.

	Direct to Consumer Location Count
	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2023
Tommy Bahama
Full-price retail store	103	101	102	102
Retail-food & beverage	21	22	21	22
Outlet	33	33	34	34
Total Tommy Bahama	157	156	157	158
Lilly Pulitzer full-price retail store	59	59	61	60
Johnny Was
Full-price retail store	65	67	71	72
Outlet	2	2	2	3
Total Johnny Was	67	69	73	75
Emerging Brands
Southern Tide full-price retail store	9	13	15	19
TBBC full-price retail store	3	3	3	3
Total Oxford	295	300	309	315

Fiscal 2024
Tommy Bahama
Full-price retail store	102	103	106
Retail-food & beverage	23	23	25
Outlet	35	36	37
Total Tommy Bahama	160	162	168
Lilly Pulitzer full-price retail store	60	60	61
Johnny Was
Full-price retail store	75	76	77
Outlet	3	3	3
Total Johnny Was	78	79	80
Emerging Brands
Southern Tide full-price retail store	20	24	28
TBBC full-price retail store	4	5	5
Total Oxford	322	330	342